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                                                                   EXHIBIT 10.37



                          STRATEGIC ALLIANCE AGREEMENT

      This Strategic Alliance Agreement (the "AGREEMENT") is made and entered into as of February 14, 2000 (the "EFFECTIVE DATE") by and between drugstore.com, inc., a Delaware corporation ("DRUGSTORE.COM") and medibuy.com, Inc., a Delaware corporation ("MEDIBUY.COM"). Certain defined terms shall have the meanings as set forth in Exhibit A to this Agreement.

The parties agree as follows:

1. CO-BRANDED SITE FOR HOME HEALTH CARE PROCUREMENT

   1.1 HHC Site. medibuy.com shall, at its expense, develop and launch a home healthcare web site to offer products and services to the home healthcare industry hosted by medibuy.com (the "HHC SITE") and that uses medibuy.com's instant catalog technology. The HHC Site will, among other things, allow health care providers that have registered with medibuy.com ("CLIENTS") to create and maintain databases of their patients' requirements and access "catalogs" of suppliers of products that serve such patient requirements. The HHC Site will be accessible only by registered Clients of medibuy.com. Clients include, among other entities, home care agencies, integrated delivery network ("IDN") discharge planners, and healthcare Group Purchasing Organizations ("GPOS"). Clients do not and shall not include end consumers. The HHC Site will be co-branded using the trademarks and service marks of medibuy.com and drugstore.com subject to each party's license of such marks and consent to their particular usage. The HHC Site will not contain advertising or promotions for any Third Party goods or services other than those offered through other medibuy.com web sites or www.drugstore.com provided that the HHC Site shall not contain advertisements or promotions for DS Competitors (as defined below at Section 10).

   1.2 Launch Plan. Within ninety (90) days following the Effective Date, the Parties will use their best efforts to jointly complete a project plan that will set mutually agreeable deadlines for the various stages of development of the HHC Site, including the design, rollout and implementation of the HHC Site by medibuy.com and preparation of the Health eCatalog (as defined below) by drugstore.com, mutually agreeable methods of data transfer and transaction processing and mutually developed guidelines, processes, procedures and plans for sales and marketing communications. Each of the parties will appoint a "Contract Manager," who will act as the point person for communications regarding the project plan. Subject to drugstore.com's delivery of a Health eCatalog to medibuy.com at least 30 days prior to the launch date, medibuy.com will launch the HHC Site as mutually agreed by the parties, and the parties presently anticipate such launch shall occur no later than December 31, 2000. For the purposes of this Agreement, the "LAUNCH Date" means the date on which the HHC Site is operational and generally available to Clients to purchase products or services.

   1.3 Avenues of Sales. There will be three avenues of sales of drugstore.com products by means of the HHC Site:

      (i) Health eCatalog

drugstore.com shall, at its expense and in a format determined by its technology team, develop a "HEALTH ECATALOG" of personal care, wellness, health and beauty products for the HHC Site, which shall be selected at the sole discretion of drugstore.com from the products carried at www.drugstore.com subject to reasonable feedback of medibuy.com as to Client preferences. The Health eCatalog will be the exclusive source of personal care, wellness, health and beauty products for the HHC Site. For the purposes of this agreement, "PERSONAL CARE, WELLNESS, HEALTH, AND BEAUTY PRODUCTS" are those types of products that are carried by an internet, or bricks and mortar, drugstore. The exclusivity under this paragraph shall not extend to durable medical equipment or to products and supplies other than personal care, wellness, health and beauty products. In the event that an HHC Site database indicates to a Client that a patient needs a product carried in the Health eCatalog, there will be a direct link from such database to the Health eCatalog. drugstore.com hereby grants medibuy.com a royalty-free, non-transferable license during the Term to use the Health eCatalog in accordance with the terms and provisions of this Agreement. Following the Term of this Agreement, medibuy.com shall have no rights to the Health eCatalog and, at drugstore.com's discretion, shall return to drugstore.com or destroy all copies of the Health eCatalog in its possession.

      (ii) RFP Process

Clients will be able to submit an RFP to drugstore.com by means of the HHC Site, and drugstore.com, at its sole discretion, may respond with a proposal particularized to such Client. drugstore.com will respond to



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submitted RFPs within a period of time mutually determined by drugstore.com and
medibuy.com, which shall be consistent with the response time required of other medibuy.com vendors but in no event more than 5 business days, if drugstore.com does not respond to the submitted RFP, medibuy.com will submit the RFP to other registered medibuy.com vendors for a response.

      (iii) E-Specials

At drugstore.com's request, the HHC Site may feature "E Specials" on products that drugstore.com will offer to all Clients at reduced prices. One purpose of such E Specials may be to reduce excess inventory of selected products. If, in the event that a drugstore.com E Special does not sell on the HHC Site within the timeframe designated by drugstore.com, medibuy.com, with the written permission of drugstore.com, shall offer the E Special on other medibuy.com sites.

   1.4 Servers; Metrics. The HHC Site will be hosted by medibuy.com on its servers (or the servers of its contractors) at medibuy.com's sole cost and expense. drugstore.com will receive Page view and reach credit for all User visits to the initial page of the HHC Site, and medibuy.com shall receive Page view and reach credit for all visits to all other pages of the HHC Site.

   1.5 Shadow Site. medibuy.com shall make available to drugstore.com a completed HHC Site on a password protected shadow site for review and testing prior to making the HHC Site publicly available. Neither party shall make the HHC Site or shadow site publicly available without the other party's prior approval, which approval shall not be unreasonably withheld.

   1.6 Additional Terms and Conditions. The terms and conditions set forth in Exhibit B are hereby incorporated by reference.

2. TERM; TERMINATION

      2.1 Term. Subject to extension pursuant to Section 2.2 or termination pursuant to Section 2.3, the term of this Agreement (the "TERM") shall be the five-year period commencing on the Effective Date. For the purposes of this Agreement, a "YEAR OF THE TERM" is the 12-month period commencing on the Effective Date and each successive 12-month period during the Term.

      2.2 Extension. Unless either party provides written notice to the other party at least 90 days prior to the five-year anniversary of the Effective Date that it does not wish to extend the Term, the Term will automatically be extended for an additional five-year period.

      2.3 Termination. In the event of a material breach by either party of any of its material obligations under this Agreement, which breach is not cured by the breaching party within thirty (30) days' written notice thereof by the non-breaching party, the non-breaching party will have the right to terminate this Agreement. drugstore.com may terminate this Agreement at any time after December 31, 2001 upon written notice to medibuy.com in the event that (i) transactions on the HHC Site do not generate Gross Revenue of at least $300 million in 2001 or $800 million in any succeeding year and/or (ii) drugstore.com does not derive revenue pursuant to Section 9 of this Agreement of at least $240,000 in 2001 or at least $640,000 in any succeeding year. medibuy.com may terminate this Agreement at any time after December 31, 2001 upon written notice to drugstore.com in the event that drugstore.com is not one of the top 5 Internet-only drugstores as measured by annual revenues. For the purposes of this Agreement, "GROSS REVENUE" includes product revenues as determined by generally accepted accounting principles ("GAAP"), net of discounts and provisions for sales returns; "Gross Revenue" does not include revenues from charging customers for shipping or taxes.

       2.4 Effect of Termination. This Section 2.4 and Sections 14.3, 19, 20, 21, 22, 23 and 24 (but not Section 24.2) shall survive any termination of this Agreement, and no termination of this Agreement shall release either party from liability for any breach of this Agreement that occurred prior to such termination. Except as set forth in this Section 2.4 and with respect to liabilities already incurred under this Agreement, following termination of this Agreement neither party shall have any obligation to the other party and all co-branding of the HHC Site shall be removed by medibuy.com as soon as practicable but in no event later than 20 days following the date of such termination. With respect to Section 9.1 of this Agreement, to the extent that Client transactions are completed on the HHC Site during the Term but revenue attributable to such transactions is paid to medibuy.com following termination of this Agreement, such payments shall be included in Net Revenue (as defined below) for the purpose of determining liabilities owed by medibuy.com to drugstore.com that shall survive termination of this Agreement.



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3. MEDIBUY.COM MARKETING

      3.1 medibuy.com marketing. medibuy.com will actively promote the HHC Site and its services to its existing and future Clients. medibuy.com will train its sales force regarding the HHC Site, and the sale of drugstore.com products via the HHC Site and other medibuy.com sites. medibuy.com shall include information about medibuy.com's relationship with drugstore.com in presentations to prospective Clients, and identify the relationship and the HHC Site as value-added features of the medibuy.com sites. In addition, medibuy.com shall, at its expense, place co-branded advertisements for the HHC Site in agreed-upon trade journals subject to drugstore.com's approval, which shall not be unreasonably withheld. Each Party agrees to submit to the other Party, for that Party's reasonable review and approval, any marketing items containing co-branded material. No co-branded marketing material shall be disseminated by either Party unless such material has been approved in writing by the other party prior to dissemination, which approval shall not be unreasonably withheld. medibuy.com shall bear the expenses related to the marketing activities described in this Agreement except for the drugstore.com marketing activities set forth in Section 8 of this Agreement or marketing activities undertaken by drugstore.com other than as detailed in this Agreement.

      3.2 medibuy.com Marketing Commitment. medibuy.com shall spend $2.0 million during each year of the Term for marketing (including costs of direct sales to Clients and prospective Clients) of the HHC Site to Clients and prospective Clients. medibuy.com will develop and implement marketing programs that are reasonably agreeable to the Parties and are designed to increase awareness and use of the HHC Site and drugstore.com. The Parties acknowledge that any such programs will be tested and modified as appropriate for desired effectiveness.

4. INTEGRATION OF THE HHC SITE WITH CLIENTS

medibuy.com shall, at its expense and subject to the request and consent of its Clients, integrate the HHC Site with its Clients' current home care information systems and processes, including, among other things, designing data requirements for reporting to Clients and suppliers, such as drugstore.com.

5. ACCESS TO HEALTH ECATALOG

medibuy.com, shall, at its expense, connect the Health eCatalog to the HHC Site and other medibuy.com sites as contemplated by this Agreement and provide the framework for sales of drugstore.com products by means of the Health eCatalog, the RFP Process and E Specials. medibuy.com acknowledges that Clients seeking to purchase products from drugstore.com will have to open an account with drugstore.com, providing, among other things, contact information and credit card information or other billing information acceptable to drugstore.com.

6. DRUGSTORE.COM FEES TO MEDIBUY.COM

drugstore.com will share revenue with medibuy.com as set forth on Exhibit C. drugstore.com shall be responsible for billing and collecting revenue from Clients for product sales through the Health eCatalog on the HHC Site or any other medibuy.com site. medibuy.com shall develop appropriate means of data transfer from the HHC Site to drugstore.com to facilitate billing of Clients by drugstore.com. Payments shall be payable on a quarterly basis and shall be due within 30 days of the end of each quarter. drugstore.com will not share with medibuy.com revenue from products sold through the main drugstore.com site (currently www.drugstore.com) or its affiliated sites (which currently includes www.beauty.com).



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7. NEW CUSTOMER ACQUISITION FEES

drugstore.com will pay medibuy.com new customer acquisition fees as set forth on Exhibit D. Payments shall be payable on a quarterly basis and shall be due within 30 days of the end of each quarter.

A "NEW CUSTOMER" is a Client's patient that (i) has not made a prior purchase from drugstore.com, and (ii) during the Term, purchases a product from the main drugstore.com site (currently www.drugstore.com) (x) by means of a MediBuy Promo (as defined below) or (y) with respect to the patients of one or more GPO member organizations by means of a link from a medibuy.com site provided that such link is approved in writing by drugstore.com which approval shall not be unreasonably withheld. medibuy.com acknowledges that a patient seeking to make a purchase from drugstore.com will have to open an account with drugstore.com, providing, among other things, contact information, including without limitation personal e-mail address, and credit card information.

A "MEDIBUY PROMO" is any promotional link supplied by drugstore.com between a Client's patient and www.drugstore.com that allows for "customer conversion" tracking, such as an e-mail with a link to www.drugstore.com or a promotional mailer that provides a special link for Clients' patients. medibuy.com shall use all commercially reasonable efforts (subject to privacy obligations and policies and patients' consent) to obtain for drugstore.com profiles of the patients served by Clients, including at a minimum each patient's name, e-mail address and birth date (with respect to each patient, a "PROFILE").

8. DRUGSTORE.COM MARKETING COMMITMENT

drugstore.com shall use all commercially reasonable efforts to deliver a MediBuy Promo to each patient as to which medibuy.com has provided Profile , including a financial incentive (a "CONVERSION INCENTIVE") in such MediBuy Promo that is designed to convert such patient to a New Customer. drugstore.com shall, during each year of the Term, deliver at least $250,000 in Conversion Incentives provided that medibuy.com delivers to drugstore.com at least 50,000 patient Profiles during each such year. Conversion Incentives will be determined by the drugstore.com marketing group and may include, among other things, "e-coupons" applicable to a New Customer's first purchase from www.drugstore.com, complimentary gift packs from drugstore.com and special pricing on certain products.

In addition, drugstore.com, in consultation with medibuy.com and subject to all applicable laws and regulations, may promote a program for Clients and/or Clients' employees (e.g., the health care practitioners that interact with patients) to convert patients into New Customers and/or to provide Profiles.

9. MEDIBUY.COM FEES TO DRUGSTORE.COM

   9.1 medibuy.com will share revenue with drugstore.com as set forth on Exhibit
E. "NET REVENUE" is the revenue paid to medibuy.com that is attributable to transactions from Clients on the HHC Site as determined in accordance with GAAP, other than Net Revenue from transactions in which drugstore.com is the supplier of products.

    9.2 medibuy.com represents and warrants that, as of the Effective Date, it does not charge vendors "Subscription Fees" to offer products or services on medibuy.com sites. For the purposes of this Agreement, a "SUBSCRIPTION FEE" is any fee or payment to medibuy.com by a seller of products or services on a medibuy.com site that is not included within the definition of Net Revenue at
Section 9.1 of this Agreement. The parties agree that, in the event that medibuy.com charges Subscription Fees, the parties will in good faith negotiate an amendment to this Agreement providing a basis for drugstore.com to share in the revenue derived from such Subscription Fees in light of the economic relationship structured in this Agreement. Notwithstanding anything to the contrary in this Section 9.2, if the total annual Subscription Fees attributable to the HHC Site is less than $100,000, drugstore.com shall have no right to share in the Subscription Fees. The amount of a Subscription Fee attributable to the HHC Site shall be determined by multiplying such Subscription Fee by a fraction representing the annual Gross Revenue of the products or services sold by such party on the HHC Site divided by the annual Gross Revenue of the products or services sold by such party on all medibuy.com sites, including without limitation the HHC Site.

   9.3 Payments shall be payable on a quarterly basis and shall be due within 30 days of the end of each quarter.



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10. EXCLUSIVITY

No DS Competitor shall provide personal care, wellness, health and beauty products for any medibuy.com sites. medibuy.com will operate other web sites and platforms in addition to the HHC Site. For the purposes of this Agreement, all web sites and platforms owned or operated by medibuy.com or its Affiliates, including the HHC Site, are referred to as "MEDIBUY.COM SITES." medibuy.com shall, at its expense and following and drugstore.com's written agreement to act as a vendor on a particular medibuy.com site in addition to the HHC Site, connect the Health eCatalog to such medibuy.com web site, provide the framework for sales of drugstore.com products by means of the Health eCatalog to the target of such site, and provide purchasing access to the Health eCatalog on such site. Notwithstanding the terms of this paragraph, in the event that medibuy.com, at the request of a GPO, creates a site particularized for such GPO and such GPO specifically excludes drugstore.com from such site, medibuy.com shall not be obligated to allow drugstore.com to be a vendor on such site.

No "DS Competitor" may provide such products on any medibuy.com site unless drugstore.com determines not to connect the Health eCatalog to such site. A "DS COMPETITOR" means a party that is primarily involved in retail sales to consumers and of which a significant component of such party's business is the retail sale of personal care, wellness, health and beauty products and/or prescription drugs. The DS Competitors, as of the Effective Date, are set forth on Exhibit F attached hereto and incorporated herein by reference. Exhibit F shall be updated to include other DS Competitors by written agreement of the parties provided that a dispute, if any, between the parties as to a proposed update of Exhibit E shall be resolved in accordance with Section 23 below.

11. PRESCRIPTION DRUGS

   11.1 medibuy.com has no plans to sell prescription drugs by any means but plans to facilitate the sale by other parties of prescription drugs via the HHC Site and/or other medibuy.com sites. drugstore.com and medibuy.com each acknowledge and agree that the sale of prescription drugs, including without limitation infusion therapy, by drugstore.com via the Health eCatalog on the HHC Site and/or other medibuy.com sites is subject to the resolution in a manner satisfactory to each party of legal, regulatory and operational issues related to the sale of prescription drugs via this medium and the payment of a revenue share to medibuy.com as described below. Without limiting the foregoing, no party shall have any obligation to proceed with the sale of prescription drugs via the Health eCatalog absent an opinion of counsel in a form reasonably satisfactory to such party as to the legal and regulatory propriety of such arrangement. The parties will in good faith seek to resolve such issues.

   11.2 In the event that each of the parties resolves to its satisfaction the legal, regulatory and operational issues discussed in the preceding paragraph, drugstore.com shall pay medibuy.com 0.5 percent of the Gross Revenue from prescription drugs sold by drugstore.com via the Health eCatalog through the HHC site or other medibuy.com sites. medibuy.com acknowledges that persons seeking to purchase prescription drugs from drugstore.com will have to open an account with drugstore.com, providing, among other things, contact information, including without limitation personal e-mail address, health and insurance data and credit card information or other billing information acceptable to drugstore.com.

   11.3 Except as otherwise provided in this paragraph, drugstore.com will be the sole provider of prescription drugs, including without limitation infusion therapy, via the HHC Site or other medibuy.com sites. Subject to medibuy.com's good faith cooperation with drugstore.com: (i) to the extent that drugstore.com has not formulated a plan by September 30, 2000 to offer prescription drugs other than infusion therapy via the HHC Site and/or other medibuy.com sites prior to the later of (x) December 31, 2000 or (y) the Launch Date, medibuy.com may allow a party other than drugstore.com to sell prescription drugs other than infusion therapy on the HHC Site or other medibuy.com sites; (ii) to the extent that drugstore.com has not formulated a plan by September 30, 2000 to offer infusion therapy via the HHC Site and/or other medibuy.com sites prior to the later of (x) December 31, 2000 or (y) the Launch Date, including without limitation by means of a contractual arrangement with a Third Party provider of infusion therapy, medibuy.com may allow a party other than drugstore.com to offer infusion therapy on the HHC Site or other medibuy.com sites. medibuy.com acknowledges that infusion therapy is not currently offered by drugstore.com.

    11.4 In the event that drugstore.com provides prescription drugs through a medibuy.com site:

   (i) drugstore.com represents, warrants and covenants that it will take all reasonable steps to comply with the provisions of the VIPPS Certification Program. The VIPPS Certification Program,



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established by the National Association of Boards of Pharmacy with respect to
Verified Internet Pharmacy Practices Sites, sets forth among other things, quality criteria for the fulfillment and delivery of prescriptions.

      (ii) medibuy.com represents, warrants and covenants that it will take all reasonable steps to safeguard the accuracy and confidentiality of prescription information transmitted via a medibuy.com site.

12. WARRANT

Within three days of the Effective Date,medibuy.com will grant and deliver to drugstore.com a warrant to purchase 50,000 shares of medibuy.com common stock, a copy of which is attached hereto as Exhibit G and incorporated herein by reference (the "WARRANT"). In the event that the exercise price per share set forth in the Warrant is greater than the initial public offering price of medibuy.com common stock (the "IPO PRICE"), medibuy.com shall as soon as practicable cancel the Warrant and issue drugstore.com a substitute warrant identical in all respects to the Warrant except that the exercise price per share shall be equal to the IPO Price. In the event of an IPO, drugstore.com shall comply with an underwriter's lock-up request provided that such lockup shall equal the lesser of (i) 180 days or (ii) the lock-up period generally requested by underwriters for holders of 50,000 shares.

13. OTHER POSSIBLE RELATIONSHIPS

medibuy.com and drugstore.com will consider extending their business relationship in other ways. This may include among other things:

      (i) medibuy.com facilitating the use of drugstore.com by hospital pharmacies

      (ii) medibuy.com and drugstore.com may choose to introduce new co-branded services to medibuy.com's IDN and GPO clients' web-based healthcare communities.

      (iii) At the current time, medibuy.com does not plan to consumerize the HHC Site. If, in the future, medibuy.com changes its strategy, drugstore.com and medibuy.com, each acting in good faith, will work together to determine whether and the means by which drugstore.com may assist medibuy.com. Any plan to consumerize the HHC Site shall require the written agreement of drugstore.com.

Except as set forth in the final sentence of clause (iii) of this Section, neither of the parties is under any obligation pursuant to this Section. In the event that the parties choose to pursue any one or more of the possible relationships set forth in this Section, there shall be no binding commitment until the negotiation and execution of a definitive written agreement governing such matters.

14. TRADEMARK LICENSE; INTELLECTUAL PROPERTY RIGHTS

   14.1 Each party ("LICENSOR") shall as soon as practicable provide the other party ("LICENSEE") with samples of Licensor's Trademarks for use on the Licensee's Site. Licensor hereby grants Licensee a non-exclusive, non-transferable, royalty-free license during the Term to use Licensor's Trademarks for the purposes set forth in Sections 1, 3, 7, 8 and 10 of this Agreement provided that Licensee's use of Trademarks shall be in a form approved by Licensor, which approval shall not be unreasonably withheld. Licensee recognizes the great value of the goodwill associated with the Licensor's Trademarks and acknowledges that such goodwill belongs exclusively to Licensor. Licensee agrees that (i) it will not assert any interest or property rights in any of the Licensor's Trademarks; (ii) all uses of the Licensor's Trademarks by Licensee shall inure to the benefit of and be on behalf of Licensor, and (iii) nothing in this Agreement shall give Licensee any interest in the Licensor's Trademarks other than the right to use the Licensor's Trademarks during the Term in accordance with this Agreement. Licensee shall neither attempt to register the Licensor's Trademarks alone or as part of its own trademark nor use or attempt to register any marks confusingly similar to the Licensor's Trademarks. Licensee acknowledges that a material breach by Licensee of any of its covenants, obligations or undertakings pursuant to this Section shall cause Licensor irreparable damage that cannot be readily remedied in monetary damages in an action at law, thereby entitling Licensor to equitable remedies, including but not limited to temporary or permanent injunctive relief, costs and reasonable attorneys' fees. All right, title and interest in and to the Licensor's Trademarks, other than the specific rights granted to Licensee in this Agreement, are retained by Licensor for its own use or license to others.



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   14.2 Subject to the license granted by each party under Section 14.1 and the license granted by drugstore.com under Section 1.3(i), each of the parties reserves all of its right, title and interest in its patents, copyrights, trade secrets, trademarks and other intellectual property rights.

   14.3 medibuy.com will maintain the transaction history of Clients in the strictest confidence. medibuy.com will aggregate transactional data for purposes of assessment of market and business trends. Any such aggregate data is the property of medibuy.com provided that, with respect to the HHC Site, medibuy.com will provide such data to drugstore.com at no expense to drugstore.com and hereby grants drugstore.com a royalty-free, perpetual, non-transferable license to use such data. Such data will be deemed Confidential Information (as defined below).

15. AUDIT RIGHTS

Each of the parties shall keep all usual and proper records and books of account and all usual and proper entries relating to this Agreement in accordance with GAAP. Either party, through any of its authorized employees, agents, representatives, attorneys, or accountants, shall have the right, at its expense, to examine the books, records, and files including those on electronic media, upon reasonable notice and at reasonable times, directly related to the transactions covered by this Agreement. Any such inspection will be conducted in a manner that does not unreasonably interfere with the inspected party's business activities. Any discrepancies or disputes shall be handled in accordance with the Dispute Resolution Procedure described below. Upon resolution of any dispute or discrepancy disclosed by the audit, prompt adjustment will be made to compensate for any errors or omissions, and if the overdue payment is in excess of $25,000, the inspected party shall also pay the reasonable cost of such audit. Except as otherwise provided in this Section, any audit shall be at the inspecting party's expense. Each party shall have the right to audit the other party's records no more than once each year of the Term provided that in the event that an audit reveals a material error or omission, the auditing party shall have the right to audit the other party's books again during such year of the Term. Each party recognizes and agrees that information learned during an audit is confidential and that such information may be used only in further disposition of the audit.

16. TAXES

Each party shall be solely responsible for payment of all of its own taxes, including without limitation sales and use taxes or fees incurred in connection with that party's activities under this Agreement. Each party will reasonably cooperate with the other party in helping such party acquire such resale certificates, licenses, tax identification numbers, or other documentation that may be necessary to ensure that applicable sales and use taxes are properly allocated.

17. MUTUAL REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants that: (a) it is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation, (b) it has full power and authority to enter into this Agreement and to perform its obligations hereunder; (c) it has obtained all permits, licenses, and other governmental authorizations and approvals required for its performance under this Agreement; and (d) the services to be rendered by each party under this Agreement neither infringe nor violate any patent, copyright, trademark and/or trade secrets of any Third Party.

18. USER DATA

medibuy.com recognizes and agrees that drugstore.com privacy policies prohibit it from disclosing any customer identifiable information to medibuy.com or any Third Party. drugstore.com recognizes and agrees that medibuy.com shall be under no obligation to provide patient identifiable information to drugstore.com except in accordance with this Agreement. The Parties agree to consult regarding conforming with each other's privacy policies and to laws and regulations concerning data privacy.



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19. DISCLAIMER OF WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein.

20. LIMITATION OF LIABILITY

EXCEPT IN THE EVENT OF A BREACH OF A LICENSE GRANT, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

21. INDEMNIFICATION

Each of the parties shall comply with the terms and conditions of the indemnification procedure attached hereto as Exhibit H (the "INDEMNIFICATION PROCEDURE").

22. CONFIDENTIALITY

Each of the parties shall comply with the terms and conditions of the confidentiality provisions attached hereto as Exhibit I.

23. DISPUTE RESOLUTION

Each of the parties shall comply with the terms and conditions of the dispute resolution procedure attached hereto as Exhibit J (the "DISPUTE RESOLUTION PROCEDURE").

24. MISCELLANEOUS

      24.1 Relationship. The parties are independent contractors under this Agreement. Each party acknowledges and agrees that it is not and will not be during the Term an employee or an agent of any other party. Nothing in this Agreement will be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, franchise or business entity of any kind. Nothing in this Agreement will be construed as providing for the sharing of profits or losses arising out of the efforts of the parties hereto.

      24.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the legal representatives, successors in interest and permitted assigns, respectively, of each such party. This Agreement shall not be assigned in whole or in part by any party without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, that a party may, without consent of the other parties, assign this Agreement to an Affiliate of the assignor, or to an entity acquiring substantially all of the assets or capital stock of the assignor due to merger, acquisition or consolidation so long as (a) the assignor remains liable for the full and faithful performance of its obligations hereunder, (b) such Affiliate or successor in writing assumes all of the obligations of the assignor under this Agreement and agrees to comply with the terms set forth in this Agreement, and (c) a copy of the assignment is provided to the non-assigning parties.

      24.3 Content. Any content on the HHC Site or other medibuy.com site that either party reasonably determines to be contrary to law or false or misleading in any material respect shall be removed, upon notice from the determining party, as soon as practicable by the offending party. After such removal, the parties may bring the dispute for resolution in accordance with the Dispute Resolution Procedure.

      24.4 Notices. All notices, requests, demands, applications, services of process, and other communications that are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties to this Agreement at the following addresses:

         If to medibuy.com:   medibuy.com
                              10120 Pacific Heights Blvd, #100
                              San Diego, CA 92121
                              Attention: CFO
                              Fax:  858-587-7217

         If to drugstore.com: drugstore.com, inc.
                              13920 SE Eastgate Way
                              Suite 300
                              Bellevue, WA 98005
                              Attn: General Counsel
                              Fax: 425-372-3808

or to such other address as the party shall have furnished to the others by notice given in accordance with this Section. Such notice shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, on the date of transmission unless transmitted after normal business hours, in which case on the following date, or (iii) if mailed, upon the date of first attempted delivery.

      24.5 Waiver. No provision of this Agreement shall be deemed to be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party that is claimed to have waived or consented. The failure of a party at any time, or from time to time, to require performance by the other parties of any provision hereof shall in no way affect the rights of such party thereafter to enforce the same nor shall the waiver by a party of any breach of any provision hereof by the other parties constitute a waiver of any succeeding breach of such provision, or a waiver of any provision itself, or a waiver of any other provisions hereof.

      24.6 Severability. This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then such: (a) provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) provision will be void to the extent it is held to be invalid or unenforceable; (c) provision will remain in effect to the extent that it is not invalid or unenforceable; and (d) invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the parties.

      24.7 Remedies. Except as otherwise expressly provided in this Agreement, each and all of the rights and remedies provided in this Agreement, and each and all of the remedies allowed at law and in equity, will be cumulative, and the exercise of one right or remedy will not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

      24.8 Injunctive Relief. The parties acknowledge that a material breach of this Agreement would cause irreparable harm, the extent of which would be difficult to ascertain. Accordingly, they agree that, in addition to any other legal remedies to which the non-breaching party may be entitled, such party will be entitled to obtain immediate injunctive relief in the event of a material breach of this Agreement.

      24.9 Governing Law. This Agreement will be governed by and construed according to the laws of the State of New York without regard to its choice of law provisions. Each party irrevocably consents to the exclusive jurisdiction of the federal courts located in either San Diego County, California or King County, Washington in connection with any action or proceeding that arises from or relates to this Agreement. The choice of jurisdiction of San Diego County, California or King County, Washington shall be at the discretion of the claimant in such action or proceeding, and each of the parties waives any right to assert that any such court constitutes an inconvenient or improper forum.

      24.10 Publicity. Neither party shall, without the prior approval of the other party, make any press release or other public announcement concerning the transactions contemplated by the Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association or governmental entity, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

      24.11 Entire Agreement. All Exhibits to this Agreement are incorporated in and constitute a part of this Agreement. This Agreement, including the Exhibits hereto, constitutes the entire understanding between the parties in relation to the subject matter hereof and supersede all prior discussions, agreements and representations related to this subject matter, whether oral or written and whether or not executed by a party. Unless otherwise provided in this Agreement, no modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of all parties.

      24.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.



                       [***NEXT PAGE IS SIGNATURE PAGE***]

                 Signature Page to Strategic Alliance Agreement



The parties hereto have duly executed this Agreement as of the date first written above.



                                 "DRUGSTORE.COM"
                                 drugstore.com, inc., a Delaware corporation


                                 By:     /s/ MARK SILVERMAN
                                    --------------------------------------------
                                    Mark Silverman
                                 Its:  Vice President, Business Development



                                 "MEDIBUY.COM"
                                 medibuy.com, Inc., a Delaware corporation


                                 By:    /s/ DENNIS MURPHY
                                     -------------------------------------------
                                     Dennis Murphy
                                 Its:  Chief Executive Officer

                AMENDMENT NO. 1 TO STRATEGIC ALLIANCE AGREEMENT


      This Amendment No. 1 (the "Amendment") to that certain Strategic Alliance Agreement (the "Agreement") made and entered into as of February 14, 2000 by and between drugstore.com, inc., a Delaware corporation ("drugstore.com") and medibuy.com, Inc., a Delaware corporation ("medibuy.com") is made and entered into as of March 5, 2000 by and between drugstore.com and medibuy.com. All defined terms not defined herein shall have the meanings set forth in the Agreement.

The parties agree as follows:

1. Notwithstanding anything to the contrary in the Agreement or this Amendment, medibuy.com may permit any members of a group purchasing organization ("GPO") to purchase by means of any medibuy.com site any products, supplies and/or services (including without limitation any pharmaceuticals, prescription drugs or other prescription products) from any GPO-contracted vendor other than a DS Competitor or GPO-contracted distributor other than a DS Competitor. drugstore.com will be the sole provider on the HHC Site of pharmaceuticals, prescription drugs or other prescription products, including without limitation infusion therapy To the extent that members of a GPO purchase products, supplies and/or services (including without limitation any pharmaceuticals, prescription drugs or other prescription products) from any vendor or distributor using the HHC site (whether under its GPO's contract or otherwise), medibuy.com will be paid revenue as contemplated by Section 9 of the Agreement and will pay drugstore.com revenue in accordance with Section 9 of the Agreement.

2. Section 10 of the Agreement is deleted in its entirety and the following is substituted instead:

      10. EXCLUSIVITY

No DS Competitor shall provide personal care, wellness, health and/or beauty products and/or prescription drugs, including without limitation prescription drugs used in infusion therapy, for any medibuy.com sites. medibuy.com will operate other web sites and platforms in addition to the HHC Site. For the purposes of this Agreement, all web sites and platforms owned by medibuy.com or its Affiliates, including the HHC Site, the medibuy.com site that is co-branded with Healtheon/WebMD and any medibuy.com site that may be created in the future targeted to dermatologists and/or eye care providers are referred to as "MEDIBUY.COM SITES." drugstore.com acknowledges that medibuy.com does not currently and has no future plans to create a medibuy.com site targeted to dermatologists and eye care providers. medibuy.com shall, at its expense and following and drugstore.com's written agreement to act as a vendor on a particular medibuy.com site in addition to the HHC Site, connect the Health eCatalog to such medibuy.com web site, provide the framework for sales of drugstore.com products by means of the Health eCatalog to the target of such site, and provide purchasing access to the Health eCatalog on such site.

No "DS Competitor" may provide such products on any medibuy.com site unless drugstore.com determines not to connect the Health eCatalog to such site. A "DS COMPETITOR" means a party that is primarily involved in retail sales to consumers and of which a significant component of such party's business is the retail sale of personal care, wellness, health and beauty products and/or prescription drugs. The DS Competitors, as of the Effective Date, are set forth on Exhibit F attached hereto and incorporated herein by reference. Exhibit F shall be updated to include other DS Competitors by written agreement of the parties provided that a dispute, if any, between the parties as to a proposed update of Exhibit E shall be resolved in accordance with Section 23 below.

3. Section 11.3 of the Agreement is deleted in its entirety and the following is substituted instead:

      11.3 The parties agree that, notwithstanding anything in the Agreement to the contrary, medibuy.com may contract with wholesale vendors or distributors to supply pharmaceuticals, prescription drugs and other prescription products, including without limitation prescription drugs used in infusion therapy, to medibuy.com sites except as follows:

      (i) no DS Competitor may supply prescription drugs, including without limitation prescription drugs used in infusion therapy, to the HHC Site and/or any other medibuy.com sites and

      (ii) drugstore.com will be the sole provider of prescription drugs, including without limitation prescription drugs used in infusion therapy, via the HHC Site, the medibuy.com site that is co-branded with

Healtheon/WebMD andany medibuy.com site that may be created in the future targeted to dermatologists and/or eye care providers Subject to medibuy.com's good faith cooperation with drugstore.com, with respect to each such site: (A) to the extent that drugstore.com fails to provide prescription drugs other than infusion therapy to such site by the later of (x) December 31, 2000 or (y) three months after medibuy.com notifies drugstore.com that such products will be offered on such site, medibuy.com may allow a party other than drugstore.com to sell prescription drugs other than infusion therapy on such site; and (B) to the extent that drugstore.com fails to provide infusion therapy to such site, including without limitation by means of a contractual arrangement with a Third Party provider of infusion therapy, by the later of (x) December 31, 2000 or (y) three months after medibuy.com notifies drugstore.com that infusion therapy will be offered on such site, medibuy.com may allow a party other than drugstore.com to provide infusion therapy to such site. medibuy.com acknowledges that infusion therapy is not currently offered by drugstore.com. drugstore.com acknowledges that medibuy.com currently does not offer prescription drugs on the medibuy.com site that is co-branded with Healtheon/WebMD.

4. As soon as practicable following medibuy.com's acquisition of Premier Health Exchange, LLC, medibuy.com shall cause its vice president with responsibility over strategic relationships to meet with the drugstore.com Vice President of Business Development to discuss potential business relationships in addition to those set forth in the Agreement and the Plan (as defined below). medibuy.com shall use best efforts to market a drugstore.com awareness plan targeted at patients of entities that make purchases via one or more medibuy.com sites (the "Plan"), including, among other things, providing information regarding patients' obtaining prescription drug refills and non-prescription products from drugstore.com.

5. Within three days of the Effective Date of this Amendment, medibuy.com will grant and deliver to drugstore.com a warrant to purchase 200,000 shares of medibuy.com common stock at an exercise price of $0.01 per share in the form attached hereto as Exhibit A ("Pre-IPO Warrant"). Upon grant and delivery of the Pre-IPO Warrant, the original warrant to grant 50,000 shares of medibuy.com common stock granted by medibuy.com to drugstore.com pursuant to the Agreement (prior to this Amendment) will be canceled by medibuy.com and be null and void.

medibuy.com represents and warrants that there have been no stock splits and/or dividends of any of its capital stock from January 13, 2000 up to and including the date of this Amendment. medibuy covenants that, in the event that it effected or effects a stock split and/or dividend of any of its capital stock at any time from January 13, 2000 up to and including the date of grant to drugstore.com of the Pre-IPO Warrant, the number of shares subject to the Pre-IPO Warrant and the exercise price per share shall be accordingly adjusted so that drugstore.com shall be entitled to receive the kind and number of shares of securities of the medibuy.com which it would have owned or would have been entitled to receive immediately after such action had the Pre-IPO Warrant already been exercisable by drugstore.com and exercised immediately prior to such action. medibuy.com represents and warrants that it currently intends to "split" its common stock on a 2:1, 2.5:1 or 3:1 basis prior to the medibuy.com initial public offering.

6. Within five days of the closing of the medibuy.com initial public offering, medibuy.com will grant and deliver to drugstore.com a warrant to purchase 200,000 shares of medibuy.com common stock at an exercise price of $0.01 per share in the form attached hereto as Exhibit B ("Post-IPO Warrant").

7. In the event of a medibuy.com initial public offering, drugstore.com shall comply with an underwriter's lock-up request provided that such lockup shall equal the lesser of (i) 180 days or (ii) the lock-up period generally requested by underwriters for holders of 200,000 shares (as split-adjusted). In the event that medibuy.com elects not to complete an initial public offering but an Affiliate of medibuy.com completes an initial public offering within six months of this Amendment, medibuy.com shall cause drugstore.com to be granted a warrant, within 5 days of the closing of such initial public offering, (i) to purchase that number of shares of common stock of such Affiliate that would give drugstore.com an equity interest in such entity equal to drugstore.com's equity interest in medibuy.com as of the date first written above assuming that drugstore.com's Pre-IPO Warrant and Post-IPO Warrant were exercisable as of the date first written above and (ii) that shall be on the same terms as the Pre-IPO Warrant, including without limitation an exercise price of $.01 and an exercise period of at least one year following the expiration of a 180-day lock-up period following such IPO. The issuance of any such warrants to purchase stock of the Affiliate will cancel the Pre-IPO Warrant and Post-IPO Warrant upon delivery.

8. Except as modified by this Amendment, the Agreement remains in full force and effect. The Agreement and the Amendment, taken together as a whole, constitute the entire understanding between the parties in relation to the subject matter hereof and supersede all prior discussions, agreements and representations related to this subject matter, whether oral or written and whether or not executed by a party. Unless otherwise provided in the Agreement, no modification, amendment or other change may be made to the Agreement and/or the Amendment or any part thereof unless reduced to writing and executed by authorized representatives of all parties. This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.




                          [Next page is Signature Page]

       SIGNATURE PAGE TO AMENDMENT NO. 1 TO STRATEGIC ALLIANCE AGREEMENT


      The parties hereto have duly executed this Agreement as of the date first written above.

                                 "DRUGSTORE.COM"
                                 drugstore.com, inc., a Delaware corporation


                                  By:  /s/ MARK SILVERMAN
                                     -------------------------------------------
                                    Mark Silverman
                                  Its:  Vice President, Business Development


                                  "MEDIBUY.COM"
                                  medibuy.com, Inc., a Delaware corporation


                                  By:  /s/ DENNIS MURPHY
                                     -------------------------------------------
                                     Dennis Murphy
                                  Its:  Chief Executive Officer